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SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
(IN THOUSANDS)


                                                                    FISCAL YEARS ENDED
                                                                    ------------------
                                              JAN. 29,     JAN. 30,     JAN. 31,     FEB. 22,     FEB. 24,
                                                2000         1999         1998         1997         1996
                                              (52 WKS)     (52 WKS)     (49 WKS)     (52 WKS)     (52 WKS)
                                               -------      -------      -------      -------     --------
     Ratio of Earnings to Fixed Charges
     COMPUTATION OF EARNINGS

1    Pretax Income before minority
     interest and extraordinary item            $180,219      $91,627      $80,443      $74,022      $63,140
2    Add previously capitalized interest
     amortized during the period                     570          555          550          548          540
3    Less interest capitalized during the
     period                                          426          171            0          128          249
                                                     ---          ---          ---          ---          ---
4    Total earnings (sum of lines 1 to 3)        180,363       92,011       80,993       74,442       63,431

     COMPUTATION OF FIXED CHARGES

5    Interest (1)                                 47,320       38,482       30,582       31,905       34,531
6    Interest factor in rental expense             3,915        4,087        2,691        2,657        2,689
                                                   -----        -----        -----        -----        -----
7    Total fixed charges (sum of lines 5
     and 6)                                       51,235       42,569       33,273       34,562       37,220

8    TOTAL EARNINGS AND FIXED CHARGES
     (LINE 4 PLUS LINE 7)                       $231,598     $134,580     $114,266     $109,004     $100,651
                                                ========     ========     ========     ========     ========

9    Ratio (line 8 divided by line 7)                4.5          3.2          3.4          3.2          2.7

(1) Includes capitalized interest.




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